Exhibit 99.B(p)(22)

ACADIAN ASSET MANAGEMENT LLC

CODE OF ETHICS

Updated as of January 2010

Table of Contents

Introduction	5
General Principles	6

Scope of the Code	7
Persons Covered by the Code	7

Accounts Covered by the Code	7
How to report accounts	8

Securities Covered by the Code	8

Blackout Periods and Restrictions	9

Short-Term Trading	9

Old Mutual and Affiliate Stock	10

Exceptions to Pre-clearance, Blackout and Short-Term Trading	10

Standards of Business Conduct	10

Compliance with Laws and Regulations	10

Conflicts of Interest	11
Conflicts among Client Interests	11
Competing with Client Trades	11
Other Potential Conflicts Provisions	11
Disclosure of Personal Interest	11
Referrals/Brokerage	11
Vendors and Suppliers	11
Soft Dollars	12
Front running	12
Churning	12

Market Manipulation and Insider Trading	12
Penalties	12
Material Non-public Information	12

Gifts and Entertainment	13
General Statement	13
Gifts	14

Receipt	14
Offer	14
Taft Hartley and Public Plan Clients and Prospects	14
Cash	14
Entertainment	14
Taft Hartley and Public Plan Clients and Prospects	14
Expense Reports for Gifts and Entertainment	15
Conferences	15
Quarterly Reporting	15

Political and Charitable Contributions	15

Confidentiality	16

Service on a Board of Directors	16

Partnerships	17

Other Outside Activities	17

Marketing and Promotional Activities	17

Affiliated Broker-Dealers	17

Compliance Procedures	17

Reporting of Access Person Investment Accounts	18

Duplicate Statements	18

Personal Securities Transactions Pre-clearance Procedures	18
Securities requiring pre-clearance	18
Initial Public Offerings	19
Limited of Private Offerings	19

Quarterly Reporting	19
Transactions	19
Gifts and Entertainment	20

Annual Reporting	20

Year-End Holding Reports	20

New Hire Reporting	20

Review and Enforcement	20

Certification of Compliance	21
Initial Certification	21
Acknowledgement of Amendments	21
Annual Certification	21

Miscellaneous	22

Excessive or Inappropriate Trading	22

Access Person Disclosure and Reporting	22

Responsibility to Know Rules	23

Recordkeeping	23

Form ADV Disclosure	24

Administration and Enforcement of the Code	24

Training and Education	24

New Hires	24
Annual	24

Executive Committee Approval	25

Report to Fund CCOs and Boards	25

Report to Senior Management	25

Reporting Violations	25
Confidentiality	25
Advice of Counsel	25
Apparent Violations	25
Retaliation	25

Sanctions	25

Further Information about the Code	26

Persons Responsible for Enforcement and Training	26

Reporting Forms	26

Questions and Answers	26

Introduction

Acadian Asset Management LLC (“Acadian”) is a quantitative based investment manager following over 40,000 securities on a daily basis. With limited exceptions(1), daily buy and sell lists are generated automatically via an optimizer, and are not the result of individual stock selection or buy and sell decisions of any employee. There is no “recommended” list maintained. As a result, on any given day it is possible that our trade optimizer could recommend that any security in the universe of over 40,000 be traded on behalf of a client.

With limited exceptions(2), all trades are done as part of “program” trading and executed through the program trading desks of global securities brokers. No brokers or dealers affiliated with Acadian through common ownership are utilized for trading.

Acadian’s Code of Ethics (the “Code”) attempts to recognize this approach to investment management by striking a balance in an effort to ensure that a client is not materially impacted by the actions of Acadian or an Acadian “Access Person” while continuing to permit such Access Persons to engage in personal trading and activities that the firm deems permissible. Compliance with the Code is a condition of employment with the firm.

Acadian has adopted this Code pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and rule amendments under Section 204 of the Advisers Act. The Code sets forth standards of conduct expected of Acadian’s employees, consultants, and contractors and addresses conflicts that may arise from personal trading. Whether an individual is considered an “Access Person” under the Code and thus subject to Code compliance is dependent upon various factors including: job responsibilities the individual has on behalf of the firm, type of access they have to certain internal portfolio construction, research, and trading databases, and whether they primarily work on-site. Ultimate determination as to whether any individual or action is subject to the Code, or exempt from the Code, is left to the Chief Compliance Officer and Compliance Committee.

The policies and procedures outlined in the Code are intended to promote compliance with fiduciary standards by Acadian and our Access Persons. As a fiduciary, Acadian has the responsibility to render professional, continuous and unbiased investment advice, owes our clients a duty of honesty, good faith and fair dealing, must act at all times in the best interests of our clients, and must avoid or disclose conflicts of interests.

This Code is designed to:

•                       Protect Acadian’s clients by deterring misconduct;

•                       Guard against violations of the securities laws;

•                       Educate Access Persons regarding Acadian’s expectations and the laws governing their conduct;

•                       Remind Access Persons that they are in a position of trust and must act with complete propriety at all times;

•                       Protect the reputation of Acadian; and

•                       Establish policies and procedures for Access Persons to follow so that Acadian may determine whether Access Persons are complying with our ethical principles and regulatory requirements.

(1) Acadian’s Frontier Markets strategy, Emerging Market Debt strategies, Algorithmic strategies, and certain “concentrated” equity portfolios follow a different methodology for stock selection.

(2) Acadian’s Frontier Markets strategy, Emerging Market Debt strategies, Algorithmic strategies, and certain “concentrated” equity portfolios follow a different methodology for trading.

This Code is based upon the principle that the members of our Board of Managers, officers and other Access Persons owe a fiduciary duty to, among others, our clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid materially (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with Acadian; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of Acadian’s Chief Compliance Officer to report violations of the Code to Acadian’s Executive Committee, and if deemed necessary, to our full Board of Managers, and the Board of Directors of any U.S. registered investment company for which Acadian acts as adviser or sub-adviser.

Part 1. General Principles

Our principles and philosophy regarding ethics stress Acadian’s overarching fiduciary duty to our clients and the obligation of our Access Persons to uphold that fundamental duty. In recognition of the trust and confidence placed in Acadian by our clients and to give effect to the belief that Acadian’s operations should be directed to benefit our clients, Acadian has adopted the following general principles to guide the actions of our Access Persons:

1.                                The interests of clients are paramount. All Access Persons must conduct themselves and their operations to give maximum effect to this belief by placing the interests of clients before their own.

2.                                All personal transactions in securities by Access Persons must be accomplished so as to not materially conflict with the interests of any client.

3.                                All Access Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a client, or that otherwise brings into question the person’s independence or judgment.

4.                                Personal, financial, and other potentially sensitive information concerning our clients, prospects, and other Access Persons will be kept strictly confidential. Access Persons will only access this information if it is required to complete their jobs and will only disclose such information to others if it is required to complete their jobs and to deliver the services for which the client has contracted.

5.                                All Access Persons will conduct themselves honestly, with integrity and in a professional manner to preserve and protect Acadian’s reputation.

The Securities and Exchange Commission (the “SEC”) and federal law requires that the Code not only be adopted but that it must also be enforced with reasonable diligence. The Compliance Group will keep records of any violation of the Code and of the actions taken as a result of such violations. Failure to comply with the Code may result in disciplinary action, including monetary penalties and the potential for the termination of employment. In addition, non-compliance with the Code can have severe ramifications, including enforcement actions by regulatory authorities, criminal fines, civil injunctions and penalties, disgorgement of profits, and sanctions on your ability to remain employed in any capacity in the investment advisory business.

Part 2. Scope of the Code

A.    Persons Covered by the Code

Persons covered by the Code or “Access Person(s)” may include employees, consultants, contractors and certain immediate family members(3) or other persons subject to the financial support of the Access Person. A person whose job responsibilities require him or her to spend a significant amount of time working on-site or that give him or her access to Acadian’s research and/or trading databases is characterized as an Access Person as well as any other individual as determined by the Chief Compliance Officer and Compliance Committee. Any individual employed by Acadian that does not have access to Acadian’s research and trading databases would not be considered an Access Person for purposes of the Code but would instead be considered a supervised person.

Members of Acadian’s Board of Managers employed by Old Mutual, along with any other non-resident officer, director, manager or employee of Acadian, who is subject to another Code of Ethics that complies with Rule 204A-1 under the Advisers Act and whose Code has been reviewed and approved by Acadian’s Chief Compliance Officer, or who does not have access to Acadian’s internal research and trading information, shall be exempt from the Access Person requirements imposed by this Code.

B.    Accounts Covered by the Code

Each Access Person must report any accounts in which he or she has a direct or indirect beneficial interest and in which a security covered by the Code is eligible for purchase or sale. Examples of such “covered accounts” typically include:

•                  individual and joint accounts

•                  accounts in the name of an immediate family member as defined in the Code

•                  accounts in the name of any individual subject to your financial support

•                  trust accounts

•                  estate accounts

•                  accounts where you have power of attorney or trading authority

•                  other type of accounts in which you have a present or future interest in the income, principal or right to obtain title to securities.

Investment accounts established through your employment with Acadian, including your 401K account and any deferred compensation account, are covered accounts but are exempt from the requirement to pre-clear trades. Notwithstanding, if any of the holdings in these accounts are in “affiliated” funds you must report those holdings on your quarter-end and year-end holdings report. For example, this would include the required reporting on any affiliate managed fund in the deferred compensation plan as well as the in the 401K plan.

Each Access Person is required to ensure that any immediate family member as defined herein or person subject to the Access Person’s financial support is complying with this requirement. Education and oversight is a must. Non-compliance with the Code by any of these individuals will have the same ramifications on the related employee as if it were the employee who did not comply.

As a best practice, Access Persons are encouraged to report all accounts in which multi-family mutual funds can be purchased or sold. This will address, in advance, the addition of any fund

(3) An immediate family member is defined to include any relative by blood or marriage living in an Access Person’s household who is subject to the Access Person’s financial support or any other individual living in the household subject to the Access Person’s financial support (spouse, minor children, a domestic partner etc.).

families to the list of those advised or sub-advised by Acadian or one of our Old Mutual affiliates. Access Persons should be aware that accounts held directly at a mutual fund sponsor may also require reporting as these circumstances change.

How to report accounts:

1.             New Hires should utilize the “New Hire” reports to report any existing covered accounts at the time of hire with Acadian.

2.             Any covered account established after an Access Person is associated with Acadian should be reported as part of a Pre-clearance Form or on the Quarterly Transaction report.

C.            Securities Covered by the Code

For purposes of the Code and our reporting requirements, the term “covered security” will include the following:

•                  any stock or corporate bond;

•                  investment or futures contracts with the exception of currency;

•                  options or warrants to purchase or sell securities;

•                  limited partnerships meeting the SEC’s definition of a “security” (including limited liability and other companies that are treated as partnerships for U.S. federal income tax purposes);

•                  ETFs and Depositary Receipts (e.g., ADRs, EDRs and GDRs);

•                  index funds, UITs, foreign mutual funds, and closed-end investment companies;

•                  shares of open end mutual funds that are advised or sub-advised by Acadian,

•                  shares of open-end mutual funds advised or sub-advised by Acadian affiliates, including all companies under the Old Mutual umbrella(4); and

•                  private investment funds, hedge funds, and investment clubs.

Additional types of securities may be added at the discretion of the Compliance Committee as new types of securities are offered and traded in the market and/or Acadian’s business changes.

However, the following are excluded:

•                  direct obligations of the U.S. government;

•                  bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

•                  shares issued by money market funds (domiciled inside or outside the United States); and

•                  shares of open-end mutual funds that are not advised or sub-advised by Acadian or one of Acadian’s affiliates, including all companies under the Old Mutual ownership umbrellas.

(4) Old Mutual, Acadian’s parent company, provides Acadian with a quarterly update of all affiliated funds. Upon receipt by Acadian, the Compliance Group posts the list to the Compliance section of the intranet. These funds do not require pre-clearance prior to purchase or sale but any purchases/holdings/sales must be reported on your quarterly transactions report and year-end holdings report. Please consult this list when preparing the report. Any fund on the list advised or sub-advised by Acadian remains subject to pre-clearance requirements unless the transaction is occurring in Acadian’s 401K or deferred compensation plans. All affiliate advised or sub-advised funds, including those owned in your 401K and deferred compensation accounts, must be reported on your quarter-end and year-end holdings report.

D.            Blackout Periods and Restrictions.

Acadian’s quantitative investment process has the potential of recommending for purchase or sale on any given day among all of our client portfolios any of the over 40,000 securities covered in our potential investment universe. As a result, adoption of a hard blackout period of any length of time would severely restrict the ability of any Access Person to engage in personal trading. Acadian has determined that we will permit our Access Persons to continue to engage in personal trading in individual securities provided the Access Person’s trade does not have a material negative impact on the execution price received by the client and the firm is not trading in that (or a related) security that day.(5) Access Persons will be permitted to trade subject to the following conditions:

(1).                              No personal trades will be permitted in any individual security on the same day that Acadian trades that security or a similar line of the same security on behalf of any client.

For purposes of clarity, this applies to any individual stock, bond, ETF, Depositary Receipt, and to any individual security underlying any Depositary Receipt or a different class of the security being traded. For example, the purchase of an ADR would not be permitted if we were trading in the underlying security and vice versa.

(2).                              Short-Term Trading Restriction.

Access Persons are reminded that they are specifically prohibited from engaging in any form of market timing or short-term trading in mutual funds advised or sub-advised by Acadian or in any other covered security.

Acadian has adopted a sixty (60) day hold requirement in an effort to avoid conflicts of interests and to ensure that the interests of our clients are placed first. This requirement is intended to deter front running, market manipulation and the potential misuse of Acadian internal resources.

Acadian’s Compliance Group may allow exceptions to this short-term trading restriction on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption.

Unless an exception is granted by the Compliance Group, no Access Person may execute opposing trades (buy/sell, sell/buy) in a covered security within sixty (60) calendar days. Trades made in violation of this prohibition are subject to being unwound. Otherwise, any profit realized on such short-term trades shall be subject to disgorgement to a charity or to a client if appropriate at the discretion of the Compliance Group.

An Access Person wishing to execute a short-term trade must request an exception when completing the Pre-Clearance Form.

(5) Whether an Access Person’s trade had a material negative impact on a client trade and any appropriate responsive actions will be reviewed and determined by the Compliance Group on a case-by-case basis taking into account all facts and circumstances.

E.             Old Mutual Stock or other Affiliate Stock

Access Persons are not permitted to invest in Old Mutual or Old Mutual affiliate stock. Acadian is also restricted from purchasing or recommending the purchase or sale of such stock on behalf of our clients.

Old Mutual is responsible for providing Acadian with an updated list of publicly traded affiliated companies. Any updates will be available through the Compliance Group.

F.             Exceptions to the Code’s Pre-clearance, Blackout, and 60-day holding requirements:

The following transactions are exempt from the Code’s pre-clearance, blackout and short-term trading requirements:

1.                                       purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control including accounts in which the Access Person has granted to a broker, dealer, trust officer or other third party non-Access Person full discretion to execute transactions on behalf of the Access Person without consultation or Access Person input or direction (an example would be Managed Accounts and the party directing the transaction has utilized such discretion);

2.                                       purchases or sales that are involuntary on the part of the Access Person;

3.                                       purchases or sales within Acadian’s 401k or deferred compensation plans;

4.                                       purchases or sales that are part of an automatic dividend reinvestment plan or a pre-established dollar cost averaging type contribution plan;

5.                                       purchases or sales effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of our securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

6.                                       purchases or sales of currencies and interest rate instruments or futures or options on them.

Part 3. Standards of Business Conduct

The Code sets forth standards of business conduct that we require of our Access Persons. Access Persons should maintain the highest ethical standards in carrying out Acadian’s business activities. Acadian’s reputation is one of our most important assets. Maintaining the trust and confidence of clients is a vital responsibility. This section sets forth Acadian’s business conduct standards.

A.            Compliance with Laws and Regulations

Each Access Person must comply with all laws and regulations applicable to our business, including all securities laws, and all provisions of Acadian’s Code, Compliance Manual and Human Resources Manual. Access Persons are not permitted to:

a.                                       engage in any act, practice, or course of conduct that operates or would operate as a fraud, deceit, or manipulative practice upon any person;

b.                                      make false or misleading statements, spread rumors, or fail to disclose material facts;

c.                                       engage in any manipulative practice with respect to securities, including price or market manipulation; or

d.                                      utilize or transmit to others “inside” information as more fully described on the next page.

B.            Conflicts of Interest

As a fiduciary, Acadian has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of our clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. Client specific conflicts are reviewed and addressed directly with the individual client. We conduct an ongoing review for actual and potential conflicts that may be systemic to Acadian and our processes. We disclose these conflicts in our Form ADV, Part II, which is updated annually and delivered annually to each client. Conflicts specific to the Code include:

1.                                      Conflicts among Client Interests.  Conflicts of interest may arise where Acadian or our Access Persons has reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Access Persons have made material personal investments, or accounts of close friends or relatives of Access Persons, etc.). Access Persons are prohibited from engaging in inappropriate favoritism of one client over another client.

2.                                      Competing with Client Trades.  As referenced in the section on Personal Transactions, an Access Person is prohibited from engaging in any securities transactions on the day Acadian trades in the security on behalf of a client and any other transaction that would result in a material negative impact to a client.

3.                                      Other Potential Conflicts Provisions:

a.                                       Disclosure of Personal Interest. Access Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having first disclosed to the Compliance Group any material beneficial ownership, business or personal relationship, or other material interest in the issuer. A member of the Compliance Group will analyze the conflict and determine the appropriate course of action including potential recusal of the Access Person from the decision of the placement of the security at issue on a no-buy list.

b.                                       Referrals/Brokerage. Access Persons are required to act in the best interests of our clients regarding execution and other costs paid by clients for brokerage services. As part of this principle, Access Persons will strictly adhere to Acadian’s policies and procedures regarding brokerage allocation, best execution, soft dollars and other related policies.

c.                                       Vendors and Suppliers. Each Access Person is required to disclose any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of

Acadian. Access Persons with such interests are prohibited from negotiating or making decisions regarding Acadian’s business with those companies.

d.                                       Soft-Dollar Commissions. Any soft dollar trades must comply with the “safe harbor” provisions of Section 28(e) of the Securities Exchange Act of 1934 and any client specific restrictions.

e.                                       Front running. The Company forbids Access Persons from purchasing or selling stock before a buy or sell recommendation is made to the Client if such transaction will have a material negative impact on the client.

f.                                         Churning. Access Persons should not effect transactions to generate increased commissions and unnecessary expenses for a Client. The volume and frequency of all sales and purchases of securities must be measured against the need and purpose for the activities, a Client’s investment objectives, and the expenses and benefit to the account. All trading for a Client’s account must be undertaken solely in the Client’s interest.

C.            Market Manipulation and Insider Trading

Access Persons are prohibited from making any statements or taking any action intended to manipulate the price of a security or the market for a security. Manipulative conduct includes the creation or spreading of false rumors or other information intended to influence the price of a security. Access Persons are advised to ensure any statement that they may make in a public forum is true, accurate, and not misleading. This includes any statements that you may make independent of your employment with Acadian or beyond your authority as an Acadian employee, including via any personal blogs, websites or chat rooms.

Access Persons are prohibited from trading, either personally or on behalf of others, while in possession of material non-public information and from communicating material non-public information to others in violation of the law.

1.                                      Penalties.  Trading securities while in possession of material non-public information or improperly communicating that information to others may expose you to severe penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profit gained or losses avoided through violative trading, impose a penalty of up to three times the illicit windfall and can permanently bar you from the securities industry. You may also be sued by those seeking to recover damages for insider trading violations. Regardless of whether a government inquiry occurs, Acadian views seriously any violation of our insider trading policies, and such violations constitute grounds for disciplinary sanctions, including immediate dismissal.

2.                                      Material Non-public Information.

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information the disclosure of which will have a substantial effect on the price of a company’s securities. You should direct any questions about whether information is material to the Compliance Group.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments. Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, pre-publication of information regarding reports in the financial press also may be deemed material.

Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, The Wall Street Journal, other publications of general circulation, media broadcasts, over public internet websites, or data providers.

Access Persons shall not disclose any non-public information (whether or not it is material) relating to Acadian’s stock forecasts and client holdings to any person outside Acadian (unless such disclosure has been authorized by Acadian). Material non-public information may not be communicated to anyone, including persons within Acadian, with the exception of the Chief Compliance Officer or his designee, unless this is required for the performance of job responsibilities. Such information should be secured. For example, access to files containing material non-public information and computer files containing it should be restricted to Acadian employees, and conversations containing such information, if appropriate at all, should be conducted in private to avoid potential interception.

3.                                      Before executing any trade for yourself or others, including clients, an Access Person must determine whether he or she has access to material non-public information. If you think that you might have access to material non-public information, you should take the following steps:

a.                                       report the information and proposed trade immediately to the Chief Compliance Officer.

b.                                      do not purchase or sell the securities on behalf of yourself or others, including clients.

c.                                       do not communicate the information inside or outside Acadian, other than to the Chief Compliance Officer or his designee.

After the Chief Compliance Officer has reviewed the issue, Acadian will determine whether the information is material and non-public and, if so, what action Acadian should take, if any.

D.            Gifts and Entertainment

1.             General Statement

A conflict of interest occurs when the personal interests of Access Persons interfere or could potentially interfere with their responsibilities to Acadian and our clients. Access Persons may not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Access Persons are expressly prohibited from letting gifts, gratuities or entertainment influence their selection of any broker, dealer or vendor for Acadian business. Similarly, Access Persons may not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to Acadian or the Access Person.

2.             Gifts

a.               Receipt - No Access Person may receive gifts totaling more than de minimis value ($250 per calendar year) from any person or entity that does business with or on behalf of Acadian. (Note - If the Access Person is also registered with the FINRA (formerly the NASD), the permissible limit is only $100 per year). For example, regardless of the number of employees at XYZ broker who provide a gift, the aggregate value of the gifts that can be accepted by an employee from all individuals associated with XYZ broker is $250 ($100 if FINRA registered).

Access Persons are expressly prohibited from soliciting any gift.

b.                                       Offer - No Access Person may give or offer any gift of more than de minimis value ($250 per year) to existing clients or prospective clients. Access Persons may not give gifts if the intent is to retain or gain business. In certain countries in which we may conduct business, the offer of a gift may be a cultural norm. In such cases, it may be permissible to exceed the de minimis value provided the gift is reasonable in value and has been approved by a Senior Manager.

Gifts to Taft-Hartley and Public Plan Clients and Prospects Regulations relating to the investment management of state or municipal pension funds and Taft-Hartley clients often severely restrict or prohibit the offer of gifts of any value to government officials (elected officials and employees of elected offices) who have involvement or influence over the selection of an investment manager. As a best practice, it is advisable to consult with such individuals prior to providing any type of gift of any value as many require detailed reporting be provided of such activity by Acadian as provider and by the recipient.

3.                                      Cash - No Access Person may give or accept cash gifts or cash equivalents to or from a client or prospective client or any other entity that conducts investment related business with or on behalf of Acadian.

4.                                      Entertainment - No Access Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do investment related business with or on behalf of Acadian. Access Persons may provide or accept an occasional business entertainment event, at a venue where business is typically discussed, such as dinner or a sporting event, of reasonable value, provided that the person or a representative of the entity providing the entertainment is present.

If the anticipated value of the entertainment to be received is expected to exceed $250, pre-approval from a supervisor is required prior to acceptance of the entertainment. Please use the Entertainment approval form for this purpose.

Access Persons are expressly prohibited from soliciting any entertainment.

Entertainment to Taft-Hartley and Public Plan Clients and Prospects

Regulations relating to the investment management of state or municipal pension funds and Taft-Hartley clients often severely restrict or prohibit the offer of entertainment of any value (Including coffee, meals, drinks etc.) to government officials (elected officials and employees of elected offices) who have involvement or influence over the selection of an investment manager. As a best practice, it is advisable to consult with such individuals prior to providing any type of entertainment of any value as many require detailed reporting be provided of such activity by Acadian as provider and by the recipient.

5.                                      Detailed Expense Reports Required for Gifts and Entertainment

For all gifts and entertainment purchased for or provided to a client or prospect, make certain that the expense report submitted for reimbursement clearly disclose what was provided, the names of each individual recipient, and the organization that each recipient represents. Appropriate supporting receipts must be provided. Certain public plan clients and Taft-Hartley plan clients require that we provide detailed gift and entertainment reports related to their representatives.

6.                                      Conferences - Employee attendance at all third-party sponsored industry conferences must be pre-approved by the employee’s supervisor. If any part of the conference will be paid for by the host or a third party, this should be disclosed prior to attendance to the Compliance Group. The Compliance Group will review, among other factors, the purpose of the conference, the conference agenda, and the proposed costs that will be paid or reimbursed by the third party. With the exception of the need to obtain prior supervisor approval, the above guidance does not apply to Old Mutual sponsored and hosted conferences.

It is against Acadian policy to sponsor or pay to attend any conference where our payment is a primary consideration of whether we will be awarded business from any client or prospective client who may be in attendance.

7.                                      Quarterly Reporting - Acadian will require all Access Persons to report any gifts or entertainment received on a quarterly basis. Please use the Gifts and Entertainment reporting form.

E.             Political and Charitable Contributions

a.             Political

Acadian as a firm does not make political contributions.

Access Persons are prohibited from making a political contribution to any candidate for office in a state or district for which the employee is not eligible to vote if that candidate would be eligible to participate in directing investment management business.

An example of a prohibited contribution would be: A Massachusetts resident would be prohibited by the Code from donating money to the Rhode Island governor’s race if the governor had a vote or influence in selecting the managers for the state pension system.

Access Persons are prohibited from making any political contributions to any political campaign for the office of Treasurer, office of Comptroller or any similar office or position that could or may appear to have any influence or control over the selection or retention of an investment manager.

Political contributions requested by a client or prospect will be prohibited as these may be deemed as an attempt to retain or win business.

b.             Charitable

Although Acadian encourages our Access Persons to be charitable, no donations should be made or should appear to have been made for the purpose of obtaining or retaining client business. No donations should be made in the name of any client if such a donation would result in a violation of the client’s ethical requirements. This is typically the case with state and municipal clients.

Any request from a client or prospect for a charitable donation should be brought to the attention of a Compliance Officer. Any charitable donation made in response to a client or prospect request should be nominal as not to appear to have been made to obtain or retain the business and should be done in accordance with Acadian’s charitable giving policies.

F.             Confidentiality. Access Persons have the highest fiduciary obligation to protect and keep confidential at all times sensitive non-public information related to our clients, prospects, Access Persons, and the firm. This information may include, but is not limited to, the following:

a.                                       any prospect or client’s identity (unless the client consents), any information regarding a client’s financial circumstances, business practices, or advice furnished to a client by Acadian;

b.                                      information on specific client accounts, including recent or impending securities transactions by clients and activities of the portfolio managers for client accounts;

c.                                       specific information on Acadian’s investments for clients (including former clients) and prospective clients and account transactions and holdings;

d.                                      information on other Access Persons, including their social security numbers, financial account information and account numbers, compensation, benefits, position level and performance rating; and

e.                                       information on Acadian’s business activities, including new services, products, research, technologies, investment process, and business initiatives, unless disclosure has been authorized by Acadian.

Access Persons should not access information on any client, prospect, or employee that is not required to perform their specific job functions. Access Persons should not discuss or release any non-public information that they may be authorized to access and view to any internal party or external party unless that party has a compelling business need to receive the information.

Access Persons should be sensitive to the problem of inadvertent or accidental disclosure, through careless conversation in a public place or the failure to safeguard papers and documents. Documents and papers should be kept in appropriately marked file folders and locked in file cabinets when appropriate.

G.            Service on a Board of Directors

Prior to accepting a position as an officer, director, trustee, partner, or Controlling person in any other company or business venture not related to Acadian (other than a non-profit organization that is not a Client of the Company), or as a member of an investment organization (e. g., an investment club), Access Persons must disclose the position to the Compliance Group using the

Directorship Reporting form. Any such position should also be disclosed to the Compliance Group at least annually using the same form. Notice of such positions may be given to a compliance officer of any Fund advised or sub-advised by the Company.

As a firm policy, Acadian will restrict from our potential investment universe, and will not invest in or recommend client investment in, any publicly traded company for which an Acadian employee or immediate family member serves as a Board member.

H.            Partnerships

Any non-Acadian related non-investment partnership or similar arrangement, either participated in or formulated by an Access Person, should be disclosed to the Compliance Group prior to formation or if already in existence, at the time of employment using the Partnership Reporting form. Any such partnership interest should also be disclosed to the Compliance Group at least annually using the same form. Investment partnerships such as participating as a passive “partner” in a hedge fund would require pre-clearance and reporting on holdings reports.

I.              Other Outside Activities

Access Persons may not engage in outside business interests or employment that could in any way materially conflict with the proper performance of their duties as Access Persons of Acadian. All Access Persons should inform their Department Supervisor and Human Resources prior to accepting any employment outside of Acadian. Supervisors will involve the Compliance Group as needed.

J.             Marketing and Promotional Activities

Acadian has instituted policies and procedures relating to our creation and distribution of marketing, performance, advertising, and promotional materials to ensure compliance with relevant securities laws and GIPs. All oral and written statements made by Access Persons to the public, regardless of format or audience, must be professional, accurate, balanced and not misleading in any way.

K.            Affiliated Broker-Dealers

Through the common ownership of our parent company, Acadian has affiliated broker-dealers. Acadian will not utilize the services of any of these firms to trade for the accounts of any firm client. Acadian will also abide by any restrictions imposed by a client regarding the use of any specific broker-dealer including those that may be an affiliate of a client.

Part 4. Compliance Procedures

Access Persons are expected to respond truthfully and accurately to all requests for information. With general exceptions as outlined below, any reports, statements or confirmations described herein and submitted or created under this Code will be treated as confidential to the extent possible.

Access Persons should be aware that copies of such reports, statements or confirmations, or summaries of each, may be provided to their supervisors, to senior management, to Old Mutual’s compliance, internal audit, legal or risk management teams, to compliance personnel and the Board of Directors of any registered investment company client, to outside counsel, and/or to regulatory authorities upon appropriate request.

A.            Reporting of Access Person Investment Accounts

All Access Persons are required to notify the Compliance Group in writing of any investment account in which he or she has direct or indirect beneficial interest in which a covered security can be purchased. Notification can be made as follows:

1                                          New Hires should utilize “New Hire” reporting forms to report any existing covered accounts at the time of hire with Acadian.

2.                                       Any covered account established after an Access Person is associated with Acadian should be reported as part of a Pre-clearance Form or on the Quarterly Transaction report.

B.            Request Duplicate Statements

For any covered account where the Access Person has control over the transactions and where a covered security, with certain exceptions noted below, can be purchased or sold, Acadian will typically request of the broker/dealer or investment manager where the account is held to be made an interested party for the purposes of receiving duplicate account statements. Despite making such a request, we cannot guarantee a response. In such instances, the Compliance Group will make a determination if an alternative source of receiving statements should be pursued, including requesting statements directly from the Access Person.

The purpose of receiving “duplicates” is to independently confirm Code compliance, especially as it relates to compliance with pre-clearance of trades, the blackout period, and reporting. As such, duplicate statements may not be requested for the following type of accounts:

a.                                       accounts in which individual stocks, bonds, Depositary Receipts, ETFs, index funds, and Acadian advised or sub-advised mutual funds can not be purchased or sold;

b.                                      accounts where the Access Person has relinquished trading authority and control via contract or written agreement over the transactions in the account to a broker or other third party (example - managed accounts, 529 plans with an age option)

c.                                       Acadian’s 401K and deferred compensation plan accounts,

d.                                      any other account at the discretion of the Compliance Group.

C.            Personal Securities Transaction Pre-clearance Procedures

All Access Persons must strictly comply with Acadian’s policies and procedures regarding personal securities transactions and utilize the appropriate Pre-clearance form.

Pre-clearance approval is only effective on the day granted. Once granted, each pre-clearance is only effective until the close of U.S. trading on the day approval was granted - 4: 00 pm EST.

In the absence of a member of the Compliance Group, Mark Minichiello, Chief Financial Officer, is authorized to pre-clear transactions. No one, including the Chief Compliance Officer, is authorized to approve his or her own trades.

Securities Transactions requiring Pre-clearance

Transactions in the following covered securities must be “pre-cleared” with the Compliance Group in accordance with the procedures outlined herein prior to execution where you exercise discretion:

•                  any stock or corporate bond;

•                  investment or futures contracts with the exception of currency;

•                  options or warrants to purchase or sell securities;

•                  limited partnerships meeting the SEC’s definition of a “security” (including limited liability and other companies that are treated as partnerships for U.S. federal income tax purposes);

•                  ETFs and Depository Receipts (e.g. ADRs, EDRs and GDRs);

•                  Index funds, UITs, foreign mutual funds, and closed-end investment companies;

•                  shares of open-end mutual funds that are advised or sub-advised by Acadian (unless in the Acadian 401K or deferred compensation plan),

•                  private investment funds, hedge funds, and investment clubs.

Additional types of securities may be added to the pre-clearance requirements at the discretion of the Compliance Committee as new types of securities are offered and traded in the market and/or Acadian’s business changes.

Initial Public Offerings Unless prohibited from purchasing IPOs because of licensing with FINRA, Access Persons must pre-clear for their personal accounts purchases of any securities in an initial public offering (IPO). Acadian will maintain a written record of any decision, and the reasons supporting the decision, to approve the personal acquisition of an IPO for at least five years after the end of the fiscal year in which the approval was granted. Before granting such approval, Acadian will evaluate such investment to determine that the investment creates no material conflict between the Access Person and Acadian. Acadian may consider approving the transaction if it can determine that: (i) the investment did not result from directing the Firm’s brokerage business to the underwriter of the issuer of the security, (ii) the Access Person is not misappropriating an opportunity that should have been offered to eligible clients, and (iii) the Access Person’s investment decisions for clients will not be unduly influenced by his or her personal holdings, and investment decisions are based solely on the best interests of clients.

Limited or Private Offerings Access Persons must pre-clear for their personal accounts purchases or sales of any securities in limited or private offerings (commonly referred to as private placements). Acadian will maintain a record of any decision, and the reasons supporting the decision to approve the personal acquisition of a private placement for at least five years after the end of the fiscal year in which the approval was granted. Before granting such approval, Acadian will evaluate such investment to determine that the investment creates no material conflict between the Access Person and Acadian. Acadian may consider approving the transaction if it can determine that: (i) the investment did not result from directing the Firm’s brokerage business to the underwriter of the issuer of the security, (ii) the Access Person is not misappropriating an opportunity that should have been offered to eligible clients, and (iii) the Access Person’s investment decisions for clients will not be unduly influenced by his or her personal holdings, and investment decisions are based solely on the best interests of clients. Access Persons are permitted to invest in private offerings offered and/or managed by Acadian provided they meet the investment qualifications of the particular investment.

D.            Quarterly Reporting of Transactions

Within 30 calendar days of each quarter end (i.e. end of April, July, October, and January) all Access Persons must submit a signed quarterly report to the Compliance Group to report either no reportable trading activity or all transactions involving covered securities in which they have direct or indirect Beneficial Ownership and the account in which the security was purchased or sold. A quarterly reporting form has been created for this purpose. You will be required to report any transactions in covered securities, including those that do not require pre-clearance under the Code (for example - funds that are advised or sub-advised by an Acadian affiliate). Please refer to the list of Old Mutual family affiliated funds posted on the Compliance section of the Acadian intranet for assistance with your reporting requirements.

E.             Quarterly Reporting of Gifts and Entertainment

Within 30 calendar days of each quarter end (by April 30, July 30, October 31 and January 31) all Access Persons must submit a signed report to the Compliance Group to report either no gifts or entertainment received or all gifts and entertainment received from any person or organization doing or seeking to do business with Acadian. Supervisor approval is required on any form where there is something to report. Supervisor approval is not required if you have nothing to report. A quarterly reporting form has been created for this purpose.

F.             Annual Reporting

By January 31 of each year, each Access Person must complete and submit to the Compliance Group the following annual reports:

1.               The Annual Certification and Written Acknowledgement of Receipt of the Code form.

2.               The form to report your Directorship/Relationship Involvement.

3.               The form to Report your Partnership Involvement.

4.               The form to report and certify your Reportable Investment Accounts.

5.               The form to report and certify your Year-End investment holdings.

Year-End Holding Reports

Your year-end investment holdings report must contain all holdings in covered securities in any covered account including those positions held in Acadian’s 401K plan, deferred compensation plan, managed accounts, and other accounts in which you may have relinquished discretion.

The only types of securities that do not require reporting on your year-end holding report are as follows:

•                  direct obligations of the U.S. government;

•                  bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

•                  shares issued by money market funds (domiciled inside or outside the United States); and

•                  shares of open-end mutual funds that are not advised or sub-advised by Acadian or one of Acadian’s affiliates, including all companies under the Old Mutual ownership umbrella.

G.            New Hire Reporting

New Access Persons are required to file the following forms within ten (10) business days of their hire date:

a.                                       Initial Certification of Receipt of Code.

b.                                      Initial Report of Reportable Investment Accounts.

c.                                       Initial Report of Securities Holdings.

d.                                      Access Person Partnership Involvement Relationship Report.

e.                                       Access Person Report of Director/Relationship Involvement.

Copies of New Hire, Quarterly, Annual and the other ongoing reporting forms can be found on the Compliance sections of the intranet and via the Compliance section of the wiki.

H.            Review and Enforcement of Personal Transaction Compliance and General Code Compliance

The Compliance Group will periodically review personal securities transactions reports and other reports submitted by Access Persons. The review may include, but not limited to, the following:

a.                                       An assessment of whether the Access Person followed the Code and any required internal procedures, such as pre-clearance, including the comparison of the “Pre-clearance” forms to account statements received from brokers;

b.                                      Comparison of personal trading to any blackout period;

c.                                       An assessment of whether the Access Person and Acadian are trading in the same securities and, if so, whether clients are receiving terms as favorable as the Access Person;

d.                                      Periodically analyzing the Access Person’s trading for patterns that may indicate potential compliance issues including front running, excessive or short term trading or market timing; and

e.                                       Any pattern of trading or activity raising the appearance that the Access Person may be taking advantage of their position at Acadian.

Before any determination is made that a code violation has been committed by an Access Person, the Access Person will have the opportunity to supply additional explanatory material. If the Chief Compliance Officer initially determines that a material violation has occurred, he will prepare a written summary of the occurrence, together with all supporting information/documentation including any explanatory material provided by the Access Person, and present the situation to the Compliance Committee for initial determination and recommendation for resolution. If deemed warranted by the Compliance Committee, the report of the incident and the recommendation for resolution will be forwarded to Acadian’s Executive Committee, and, if necessary, to the entire Board of Managers. Depending on the incident, Old Mutual’s Legal and Compliance group may become involved as well as outside counsel for evaluation and recommendation for resolution.

Acadian’s CCO reports all Code violations and their resolution, regardless of materiality, to Acadian’s Executive Committee at least quarterly. Further, if the CCO deems it necessary, a Code violation may also be reported to the full Board of Managers and the Board of Directors of any U.S. registered investment company for which Acadian acts as adviser or sub-adviser.

I.              Certification of Compliance

1.                                      Initial Certification. Compliance with the Code is a condition of hire and ongoing employment at Acadian. Each Access Person is provided with a copy of the Code when hired and receives training on the Code from a Compliance Officer. Acadian requires all Access Persons to certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with the terms of the Code.

2.                                      Acknowledgement of Amendments. Acadian will provide Access Persons with any material amendments to our Code and Access Persons will submit a written acknowledgement that they have received, read, and understood the amendments to the Code. Acadian and members of our compliance staff will make every attempt to bring important changes to the attention of Access Persons.

3.                                      Annual Certification. All Access Persons and supervised persons are required annually to certify that they have received, read, understood, and complied with the Code.

Part 5. Miscellaneous

A.                                    Excessive or Inappropriate Trading

Acadian understands that it is appropriate for Access Persons to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however, this should be done in a way that limits potential conflicts with the interests of any client account. Further, it is important to recognize that otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, numbers of trades, or other measure as deemed appropriate by the Compliance Group), may compromise the best interests of any client if such excessive trading is conducted during the workday or using Acadian resources. Accordingly, if personal trading rises to such dimension as to create an environment that is not consistent with the Code, such personal transactions may not be approved or may be limited by the Compliance Group.

B.                                    Access Person Disclosures and Reporting

Acadian has certain disclosure obligations to our clients and regulators. Each Access Person has an immediate and ongoing obligation to notify a Compliance Officer if any of the responses to the questions listed below are “yes” or become “yes” at anytime.

(1) In the past ten years, have you:

(a) been convicted of or plead guilty to nolo contendere (“no contest”) in a domestic, foreign, or military court to any felony?

(b) been charged with any felony?

(2) In the past ten years, have you:

(a) been convicted of or plead guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to a misdemeanor involving: investments or an investment related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

(b) been charged with a misdemeanor listed in 2 (a)?

3. Has the SEC or the Commodity Futures trading Association (CFTC) ever:

(a) found you to have made a false statement or omission?

(b) found you to have been involved in a violation of SEC or CFTC regulations or statutes?

(c) found you to have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

(d) entered an order against you in connection with investment related activity?

(e) imposed a civil money penalty on you or ordered you to cease and desist from any activity?

4. Has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

(a) ever found you to have made a false statement or omission, or been dishonest, unfair, or unethical?

(b) ever found you to have been involved in a violation of investment related regulations or statutes?

(c) ever found you to have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

(d) in the past ten years, entered an order against you in connection with an investment related activity?

(e) ever denied, suspended, revoked or otherwise prevented you from associating with an investment related business?

5. Has any self-regulatory organization or commodities exchange ever:

(a) found you to have made a false statement or omission?

(b) found you to have been involved in a violation of its rules?

(c) found you to have been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

(d) disciplined you by barring or suspending you from association with other advisers or otherwise restricting your activities?

6. Has the authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?

7. Are you the subject of any regulatory proceeding?

8. Has any domestic or foreign court:

(a) in the past ten years, enjoined you in connection with any investment related activity?

(b) ever found that you were involved in a violation of investment related statutes or regulations?

(c) ever dismissed, pursuant to a settlement agreement, an investment related civil action brought against you by a state or foreign financial regulatory authority?

9. Are you now the subject of any civil proceeding that could result in a “yes” answer to item 8 above?

C.                                    Responsibility to Know the Rules

Access Persons are responsible for their actions under the law and are therefore required to be sufficiently familiar with applicable federal and state securities laws and regulations to avoid violating them. Claimed ignorance of any rule or regulation or of any requirement under this Code or any other Acadian policy or procedure is not a defense for employee conduct.

Part 6. Record Keeping

Acadian will maintain the following records pertaining to the Code in a readily accessible place:

•                  A copy of each Code that has been in effect at any time during the past five years;

•                  A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•                  A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an Access Person (these records must be kept for five years after the individual ceases to be an Access Person of Acadian);

•                  Holdings and transactions reports made pursuant to the Code;

•                  A list of the names of persons who are currently, or within the past five years were, Access Persons;

•                  A record of any decision and supporting reasons for approving the acquisition of covered securities by Access Persons including IPOs and limited offerings for at least five years after the end of the fiscal year in which approval was granted;

•                  A record of persons responsible for reviewing Access Persons’ reports currently or during the last five years; and

•                  A copy of reports provided to the Board of Directors of any U.S. registered management investment company for which Acadian acts as adviser or sub-adviser regarding the Code.

Part 7. Form ADV Disclosure

Acadian will include on Schedule F of Form ADV, Part II a description of Acadian’s Code and a description of conflicts identified with our investment process and operations. We will deliver a copy of our Form ADV, Part II to each client annually and will provide a copy of our Code to any client or prospective client upon request.

Part 8. Administration and Enforcement of the Code

A.                                    Training and Education

New Hires

Employment at Acadian is contingent upon compliance with the Code. Each new hire receives a copy of the Code and must sign an acknowledgement of receipt and understanding. A member of the Compliance Group will meet with each new hire within their first week of employment to review the Code and to respond to any questions.

Annual

Mandatory Code training is required for all Access Persons. This training will be developed and led by members of the Compliance Group and will reinforce key sections of the Code as well as any other hot button areas as determined by business changes or regulatory focus.

B.                                    Executive Committee and Compliance Committee Approval

The Code will be submitted to Acadian’s Executive Committee, as representatives of the Board of Managers, annually for approval. Any material amendments will also be sent to the Executive Committee for approval. Such approvals will also be obtained from the Compliance Committee.

C.                                    Report to the Board(s) of Investment Company Clients

At the frequency requested and in compliance with Rule 17j-1 of the Investment Company Act of 1940, Acadian will comply with any reporting requirements imposed by the Board of Directors of each of our U.S. registered investment company clients as well as any other reporting related to our Code requested by any client. A copy of our Code is provided to clients and prospects upon request. Reports typically provided to Fund Board’s include a description of any issues arising under the Code since the last report, information about material violations of the Code, sanctions imposed in response to such violations, and any material changes made to the Code. Acadian will also provide reports when requested certifying that we have adopted procedures reasonably necessary to prevent Access Persons from violating the code.

D.                                    Report to Senior Management

The Chief Compliance Officer will provide a report on a quarterly basis to Acadian’s Executive Committee noting any violations of the Code. Material violations will be reported to the Compliance Committee as they occur and escalated, if necessary, as described in the Code.

E.                                      Reporting Violations

All Access Persons must report violations of the Code promptly to a Compliance Officer or to a senior manager. Failure to report a violation known to you will also be considered a violation of the Code.

1.                                      Confidentiality. Any reports pursuant to the Code will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Access Persons may submit any violation report referenced herein anonymously to the Chief Compliance Officer either via a written statement in a sealed envelop or in any other way the Access Person feels is necessary to preserve his or her confidentiality.

2.                                      Advice of Counsel. Access Persons are encouraged to seek advice from a Compliance Officer with respect to any action or transaction that may violate the Code and should also refrain from any action or transaction with might lead to the appearance of a violation of this Code.

3.                                      Apparent Violations. Acadian encourages Access Persons to report “apparent” or “suspected” violations of the Code in addition to actual or known violations of the Code.

4.                                      Retaliation. Retaliation against any Access Person who reports a violation with respect to the Code is prohibited and constitutes a further violation of the Code. “Whistle Blower” protections will be afforded those who report Code violations.

F.                                      Sanctions

Any violation of the Code may result in disciplinary action including, but not limited to, a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

G.                                    Further Information about the Code

Access Persons are encouraged to contact any member of the Compliance Group with any questions about permissible conduct under the Code.

Persons Responsible for Code Enforcement

Chief Compliance Officer:	Scott Dias
Senior Compliance Officer:	Cynthia Kelly
Compliance Officer:	Alison Peabody
Director of Risk Management:	Mark Dixon
Chief Financial Officer:	Mark Minichiello

Training and Certification

The above members of the Compliance Group and members of the Human Resources Group have training responsibilities.

Acadian’s Compliance Committee, Executive Committee, and our Board of Managers are also responsible for Code implementation and enforcement.

All Access Persons will be subject to annual Code of Ethics training. A Copy the Code and any amendments will be provided to all Access Persons and supervised persons annually along with a request for a written acknowledgment of receipt and compliance.

Reporting Forms

All reporting forms referenced in the Code have been posted to the compliance section of the intranet and the compliance section of the wiki.

Questions and Answers

A Q&A regarding your obligations under the Code has been posted to the compliance section of the intranet and to the compliance section of the wiki. Do not hesitate to contact any member of the Compliance Group with questions.

days after Acadian trades or 2 days prior to Acadian trading in the same or similar line of the same security on behalf of any client.

Securities with market capitalization under US$5B

For any personal trades requested in an individual stock, bond, ETF, Depositary Receipt, and any individual security underlying any Depositary Receipt with market capitalization under $5B, the Compliance Group will review the firm’s trading to determine if the position has been traded on behalf of a client within the last 2 trading days. If the position was traded, then the maximum transaction amount that will be approved for a personal trade is $25,000.

If the position was not traded 2 days prior to trade date and is not being traded on the date the personal trade is requested, the trade is still subject to potential blackout restrictions for 2 trade days after the personal trade is executed should Acadian trade in that position on behalf of a client. Similar to the above, a personal trade in a security with market capitalization under $5B in an amount less than $25,000 will be permitted and not subject to a blackout restriction even if Acadian trades in the position for a client during the 2 days after trade date.

However, a trade in a security with market capitalization under $5B in an amount greater than $25,000 would be subject to Compliance action and blackout restrictions if Acadian trades in the position during the 2 days after trade date. An Access Person proceeding with such a trade does so subject to the risk that Acadian will trade in the same position for a client within the 2 days after their trade was approved by the Compliance Group. Should this occur, the Compliance Group will work with the Access person either to “bust” the trade in its entirety or to amend the trade to an amount of $25,000 or less.

(ii)                                Securities with market capitalization over US$5B

For securities with market capitalization in excess of $5B and all other types of covered securities as defined in the Code no transaction restrictions are in place. However, before “preclearing” any trade the Compliance Group will analyze the Access Person’s trading for patterns that may indicate potential compliance issues including active/intentional front running, excessive trading, or any pattern of trading that may raise concerns that the Access Person is inappropriately taking advantage of their position at Acadian. The short-term trading restrictions apply.

(iii)                            Old Mutual Stock or other affiliate stock

Access Persons are not permitted to invest in Old Mutual or Old Mutual affiliate stock. In addition, stock in such companies will also be put on a “no buy” list for Acadian clients. No Access Person shall advise a Client to purchase, hold or sell Old Mutual stock or stock in any of our other affiliated companies.

Old Mutual is responsible for providing Acadian with an updated list of publicly traded affiliated companies.  Any updates will be available through the Compliance Group.

E